E-Filed

Colorado Secretary of State
ID#: 19871594776
Document #: 20251676840
Filed on: 06/19/2025 12:41:50 PM
Paid: $25.00

Document must be filed electronically.
Paper documents are not accepted.
Fees & forms are subject to change.
For more information or to print copies
of filed documents, visit www.coloradosos.gov.

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

ID number: 19871594776
(Colorado Secretary of State ID number)

Entity name: Solitario Resources Corp.

2. The new entity name (if applicable) is ______________________.

3. *(If the following statement applies, adopt the statement by marking the box and include an attachment.)*
☒ This document contains additional amendments or other information.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. *(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are ______________________.
(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing the document to be delivered for filing are

(Last)	(First)	(Middle)	(Suffix)
Maronick	James	R.	

4251 Kipling St., Ste. 390
(Street name and number or Post Office Box information)

(City)	(State)	(Postal/Zip Code)
Wheat Ridge	CO	80033

(Province – if applicable)	(Country – if not US)
	United States

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).

ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
OF
SOLITARIO RESOURCES CORP.

Pursuant to the Colorado Corporations and Associations Act and the Colorado Business Corporations Act, Solitario Resources Corp., a Colorado corporation (the "Corporation"), adopts the following Articles of Amendment to its Articles of Incorporation, as previously amended and restated (the "Amendment"), and hereby certifies as follows:

FIRST: The name of the Corporation is Solitario Resources Corp.

SECOND: : The board of directors of the Corporation duly approved the following amendment to the Articles of Incorporation and recommended them for approval by the shareholders of the Corporation, and the shareholders of the Corporation duly approved said amendment on June 18, 2025.

THIRD: The Amendment effected by these Articles of Amendment is as follows: Section A of Article IV of the Articles of Incorporation is hereby amended in its entirety to read as follows:

A. Two Hundred Ten Million (210,000,000) shares of $.01 par value, consisting of Two Hundred Million (200,000,000) shares of Common Stock of $.01 par value and Ten Million (10,000,000) shares of Preferred Stock of $.01 par value.

FOURTH: The remainder of the Articles of Incorporation, as previously amended and restated, shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Solitario Resources Corp. has caused these Articles of Amendment to its Articles of Incorporation to be signed by its duly authorized officer effect as of June 19, 2025.

SOLITARIO RESOURCES CORP.

By: */s/ James R. Maronick*

James R. Maronick, Chief Financial Officer